Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Chavant Capital Acquisition Corp. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of Chavant Capital Acquisition Corp. (which will be renamed Mobix Labs, Inc.) following the consummation of the Transaction (as defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: April 7, 2023	/s/ William Carpou
William Carpou